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Commission File No.: 001-35616

Eloqua Blog Posting – 12/20/12:

Oracle and Eloqua Agree to Combine to Accelerate Modern Marketing

by Joe Payne

Today Eloqua announced that it has signed definitive agreements to be acquired by Oracle in an all cash deal valued at $23.50 per share. Read the whole press release here.

I am excited that we have decided to join forces with Oracle upon closing because we believe that together we can accelerate the pace of modern marketing. Read our Powerpoint and FAQ to understand the drivers for this exciting development. I’m using this forum to speak directly to the thousands of Modern Marketers who are already part of the Eloqua community.

While this is a big win for Eloqua’s shareholders and employees, we also believe that it is a big win for one of our other most important constituents: our customers.

Oracle is investing in marketing and in the cloud. The Oracle-Eloqua combination will create a Customer Experience Cloud offering which helps organizations transform the way they market, sell, support and serve their customers. The Company plans to make Eloqua and our current management team and employees the centerpiece of its marketing cloud offering. This means our customers can expect to continue receiving the same world class expertise, vision, and passion that they already receive today. But our efforts will be enhanced by the global reach, resources and capabilities of Oracle.

Eloqua will make substantial enhancements to what we offer our clients today by leveraging the financial and market strength of the world’s largest enterprise software company. Oracle plans to accelerate investment in Eloqua’s products resulting in exciting new features and innovations. Additionally there are plans to leverage some of Oracle’s key technology assets such as Big Data and Business Intelligence to deliver enhanced value to Eloqua’s product line. So our customers will get a better Eloqua. Oracle is determined to be the leading player in marketing for years to come and the beneficiary of that investment will be our customers – old and new alike.

The heart and soul of Eloqua is a unique company culture and the legion of talented people who call themselves “Eloquans.” Many in the software industry look upon us “Eloquans” as a group of passionate marketers obsessed with driving innovation and making our customers the world’s best. This acquisition gives Eloqua the broadest platform possible to pursue our mission. In one stroke of a pen we have extended our reach to every country in the world and across every major vertical. Our employees care about changing the way marketing is done and Oracle now gives us an incredible chance to continue to do that.

Today is another exciting milestone in our quest to change the world. Thanks for being part of that quest.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, Eloqua will file a proxy statement with the SEC. Additionally, Eloqua and Oracle will file other relevant materials in connection with the proposed acquisition of Eloqua by Oracle pursuant to the terms of an Agreement and Plan of Merger by and among, Oracle, OC Acquisition LLC, a wholly owned subsidiary of Oracle, Esperanza Acquisition Corporation, a wholly-owned subsidiary of OC Acquisition LLC, and Eloqua. The materials to be filed by Eloqua with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and security holders of Eloqua are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger. Oracle, Eloqua and their respective directors, executive officers and other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Eloqua stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Oracle’s executive officers and directors in the solicitation by reading the proxy statement and other relevant materials filed with the SEC when they become available. Information concerning the interests of Eloqua’s participants in the solicitation, which may, in some cases, be different than those of Eloqua’s stockholders generally, is set forth in the materials filed by Eloqua with the SEC, including in Eloqua’s Registration Statement on Form S-1, and will be set forth in the proxy statement relating to the merger when it becomes available.

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